UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2004

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 Capitol Landing Road

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 31, 2004, the Registrant, MHI Hospitality Corporation, and its subsidiaries, MHI Hospitality L.P., and MHI Hospitality TRS Holding, Inc. entered into a Loan and Security Agreement (the “Agreement”) and Line of Credit Note (the “Note”) with Branch Banking and Trust Company with respect to a revolving line of credit in the amount of $23.0 million. Branch Banking and Trust Company is an affiliate of BB&T Capital Markets, representative for the Registrant’s underwriters in connection with its initial public offering that closed on December 21, 2004.

The $23.0 million line of credit will be secured by first mortgages on two of the Registrant’s properties, the Holiday Inn Brownstone and the Hilton Philadelphia Airport hotels. Proceeds of the line of credit will be used to acquire, repair or renovate properties and/or for working capital. Pursuant to the terms of the Agreement, the Registrant is obligated to satisfy certain financial covenants, including maintaining a minimum level of tangible net worth, limitation on leverage and a minimum cash flow coverage ratio. Accrued interest on the line of credit is due monthly at a floating rate equal to LIBOR plus 2.50%. The line of credit will mature and become payable in full on December 31, 2007. The Registrant will be required to make prepayments to the extent of any proceeds realized from the sale of hotel properties which were initially acquired or renovated with proceeds from the line of credit. There are no penalties associated with prepayment of the Note.

The release of funds under the Note is contingent upon the satisfaction of certain conditions set forth in a Post Closing Agreement executed by the parties which requires, among other matters, the execution of various documents prior to January 31, 2005.

The Registrant agreed to indemnify Branch Banking and Trust Company under certain circumstances for claims, actions or other obligations arising out of or related to the Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2005

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Title:	President and Chief Executive Officer

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